Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Form S-8 Registration Statement pertaining to the 2018 Omnibus Incentive Plans of ECMOHO Limited of our report dated April 30, 2021 relating to the consolidated balance sheet of ECMOHO Limited as of December 31, 2020, and the related consolidated statements of operations and comprehensive income/(loss), changes in shareholders’(deficit)/equity and cash flows for the year ended December 31, 2020 filed with the Securities and Exchange Commission on April 30, 2021 on Form 20-F.

/s/ Friedman LLP

New York, New York

April 30, 2021